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                                                                   EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
International Speedway Corporation

We consent to the reference to our firm under the captions "Summary Financial Data", "Selected Financial Data" and "Independent Certified Public Accountants" in the Registration Statement Form S-3 and related Prospectus of International Speedway Corporation for the registration of 3,477,621 shares of its common stock and to the inclusion and incorporation by reference therein of our report dated January 16, 2003 with respect to the consolidated financial statements and schedule of International Speedway Corporation included in its Annual Report (Form 10-K) for the year ended November 30, 2002, filed with the Securities and Exchange Commission.

                                                           /s/ Ernst & Young LLP

Jacksonville, Florida
May 5, 2003